Exhibit 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
     Michael O. Moore
     Executive Vice President
     Chief Financial Officer
     704-551-7201

CATO REPORTS 1Q EPS UP 7%
EXCEEDS PREVIOUS ESTIMATE
Provides 2Q Guidance

Charlotte, NC (May 17, 2005) – The Cato Corporation (NYSE: CTR) today reported net income of $18.4 million or $.87 per diluted share for the first quarter ended April 30, 2005, compared to net income of $16.8 million or $.81 per diluted share for the first quarter ended May 1, 2004. Net income increased 10% and earnings per diluted share increased 7% from first quarter 2004. Sales for the first quarter were $215.1 million, a 5% increase over sales of $205.2 million for the first quarter last year. The Company’s first quarter comparable store sales were flat to last year.

“Our first quarter results exceeded our estimated EPS range of $.83 to $.86,” said John Cato, Chairman, President, and Chief Executive Officer. “Gross margin was better than plan and last year due to tight inventory management. We expect second quarter earnings per diluted share to be in the range of $.40 to $.42 versus $.39 last year. For the year, we are estimating earnings per diluted share to be in the range of $1.73 to $1.81 versus $1.66 last year. Comparable store sales are estimated to be in the range of flat to up 2% for the second quarter and balance of the year. For the year, our plan of delivering a 10% increase in net income and a 9% increase in EPS, or $1.81 per diluted share, remains unchanged.”

During the first quarter, the Company opened 17 stores, relocated five stores, and closed six stores. As of April 30, 2005, the Company operated 1,188 stores in 31 states, compared to

5

8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

1,118 stores in 28 states as of May 1, 2004.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the second quarter and year 2005 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

# # #

6

8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED APRIL 30, 2005 AND MAY 1, 2004
(Dollars in thousands, except per share data)

	Quarter Ended
	April 30,	%	May 1,	%
	2005	Sales	2004	Sales
			(Restated)
REVENUES
Retail sales	$215,064	100.0%	$205,193	100.0%
Other income (principally finance, late fees and layaway charges)	3,863	1.8%	4,008	2.0%

Total revenues	218,927	101.8%	209,201	102.0%

GROSS MARGIN (Memo)	78,630	36.6%	72,795	35.5%

COSTS AND EXPENSES, NET
Cost of goods sold	136,434	63.4%	132,398	64.5%
Selling, general and administrative	49,333	22.9%	45,796	22.3%
Depreciation	5,038	2.3%	4,979	2.4%
Interest expense	152	0.1%	162	0.1%
Interest and other income	(941)	-0.4%	(506)	-0.2%

Cost and expenses, net	190,016	88.3%	182,829	89.1%

Income Before Income Taxes	28,911	13.5%	26,372	12.9%

Income Tax Expense	10,495	4.9%	9,573	4.7%

Net Income	$18,416	8.6%	$16,799	8.2%

Basic Earnings Per Share	$0.89		$0.82

Basic Weighted Average Shares	20,736,217		20,499,605

Diluted Earnings Per Share	$0.87		$0.81

Diluted Weighted Average Shares	21,195,426		20,845,867

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30,	May 1,	January 29,
	2005	2004	2005
	(Unaudited)	(Unaudited)
		(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$22,773	$23,167	$18,640
Short-term investments	71,472	67,155	88,588
Accounts receivable — net	49,534	51,427	50,889
Merchandise inventories	105,084	99,855	100,538
Other current assets	12,112	11,190	7,767

Total Current Assets	260,975	252,794	266,422

Property and Equipment — net	118,727	116,400	117,590

Other Assets	10,391	10,189	10,122

TOTAL	$390,093	$379,383	$394,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$128,771	$124,586	$132,631
Noncurrent Liabilities	34,268	34,372	34,328
Long Term Debt	0	20,000	16,000
Stockholders’ Equity	227,054	200,425	211,175

TOTAL	$390,093	$379,383	$394,134

7